EXHIBIT 4.05

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus and is qualified in its entirety by reference to the applicable indenture and its associated documents, including the form of note. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of debt securities may differ from the general description of terms presented below and the form of indenture filed as an exhibit to the registration statement of which this prospectus forms a part.

In this section entitled “Description of Debt Securities and Guarantees,” references to the “Company,” “we,” “our” and “us” refer to Salem Media Group, Inc. and not to any subsidiaries, unless the context requires otherwise.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series.

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be used;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	whether the indenture will contain any additional covenants, or eliminate or change any existing covenants, that apply to the debt securities;

•	a discussion of any material U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated;

•	the identity of any guarantors and the terms of the guarantees; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants, including restrictive covenants, provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will describe in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for Salem Media Class A common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Certain Covenants

The indenture may include covenants of Salem Media or any of our subsidiaries, as the case may be. These covenants may impose limitations on our indebtedness, limitations on liens, limitations on the issuance of preferred stock of certain of our subsidiaries, limitations on certain distributions and limitations on transactions with our affiliates, or other limitations. Any such covenants applicable to a series of debt securities will be described in the applicable prospectus supplement.

Consolidation, Merger or Sale

The indenture in the form initially filed as an exhibit to the registration statement of which this prospectus is a part does not contain any covenant that restricts the ability of Salem Media or any of our subsidiaries to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of ours or their assets, as applicable. However, any successor of such entity or acquiror of such assets must assume all of the obligations of Salem Media or any of our subsidiaries, as applicable, under the indenture and the debt securities.

If the debt securities are convertible into other securities of Salem Media or any of its subsidiaries, as applicable, the person with whom such entity consolidates or merges or to whom such entity sells all of its property must make provisions for the conversion of the debt securities into securities similar to the securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Guarantees

Salem Media has no independent assets or operations. To the extent provided in the applicable prospectus supplement, the debt securities offered and sold pursuant to this registration statement may be guaranteed by certain subsidiaries of Salem Media. These guarantees will be full and unconditional and joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, an indenture, or a supplemental indenture thereto, will be executed by the guarantor. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of the guarantee will be set forth in the applicable prospectus supplement.

Structural Subordination

We conduct all of our operations through our subsidiaries. As a result, we depend on dividends from the earnings of our subsidiaries to generate the funds necessary to meet our financial obligations, including the debt securities. These subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on our financial obligations, except to the extent that they have agreed to guarantee the obligations or to make funds available to us. The subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. Holders of our debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may be a creditor with recognized and unsubordinated claims against our subsidiaries. In addition, our subsidiaries may be prohibited or limited from time to time, under the terms of the instruments governing their indebtedness, from paying dividends or otherwise making payments or advances or transferring assets to us. If specified in the prospectus supplement, the guarantees will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations.

Events of Default Under the Indenture

Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	default in the payment of principal of, or premium, if any, on any debt security when it is due and payable at maturity, upon acceleration, redemption or otherwise;

•	default in the payment of interest on any debt security when it is due and payable, and such default continues for a period of 30 days;

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default in the performance or breach of the covenants contained in the indenture or under the debt securities, and such default or breach continues for a period of 90 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of the applicable series;

•	if specified events of bankruptcy, insolvency or reorganization occur; and

•	if certain other specified events occur, as described in the applicable prospectus supplement.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the penultimate bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series will, declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. If an event of default specified in the penultimate bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if:

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we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest upon all the debt securities of that series and the principal of and premium, if any, on any and all debt securities of that series that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the debt securities of that series to the date of such payment or deposit) and the amount payable to the trustee under the indenture; and

•	all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except that defaults or events of default regarding payment of principal, premium, if any, or interest, require the consent of each holder affected by such waiver; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines in good faith may, subject to the trustee’s duties under the Trust Indenture Act of 1939, involve the trustee in personal liability or may be unduly prejudicial to the rights of holders not joining in the giving of such direction, and the trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of the applicable series of debt securities. A holder may not pursue any remedy with respect to the indenture or the debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding debt securities of the applicable series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer the trustee indemnity reasonably satisfactory to the trustee against any costs, losses, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

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during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a debt security to receive payment of the principal of, premium, if any, or interest on, such debt security or to bring suit for the enforcement of any such payment on or after the due date expressed in the debt security, which right shall not be impaired or affected without the consent of the holder.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indenture.

Modifications of Indenture; Waiver

Subject to certain limited exceptions, modifications, waivers and amendments of the indenture, the debt securities and the debt security guarantees may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series that is affected (including consents obtained in connection with a tender offer or exchange offer for such debt securities) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series that is affected; provided that no such modification, waiver or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or rate of interest on, any debt security;

•	change the currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any debt security;

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reduce the percentage or aggregate principal amount of outstanding debt securities the consent of whose holders is necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults;

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waive a default in the payment of principal of, premium, if any, or interest on the debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration); or

•	voluntarily release a guarantor of the debt securities other than in accordance with the indenture.

Modifications, waivers and amendments of the indenture, the debt securities and the debt security guarantees may, without notice to or the consent of any holder, be made:

•	to cure any ambiguity, defect, omission or inconsistency in the indenture or the debt securities as evidenced by an Officers’ Certificate;

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to provide for the assumption of our or a guarantor’s obligations to holders of the debt securities and the debt securities guarantees in the case of a merger or consolidation or sale of all or substantially all of our or such guarantor’s assets to comply with the provisions under the caption “—Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of an appointment by a successor trustee;

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to provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended;

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to provide for any guarantee of the debt securities, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities when such release, termination or discharge is permitted by the indenture;

•	to add to our covenants or the covenants of any guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us or any guarantor;

•	to provide for the issuance of additional debt securities in accordance with the terms of the indenture;

•	to make any change that would provide any additional rights or benefits to the holders of the debt securities or that does not adversely affect the legal rights under the indenture of any holder;

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to conform the indenture, the debt securities and any debt security guarantees to any provision of this “Description of Debt Securities and Guarantees” section or any subsequent description of debt securities or guarantees contained in any prospectus supplement to the extent that such provision in this “Description of Debt Securities and Guarantees” section or any subsequent description of debt securities or guarantees contained in any prospectus supplement is intended to be a verbatim recitation of a provision of the indenture, the debt securities or the debt security guarantees, as applicable as evidenced by an Officers’ Certificate;

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to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities; or

•	to make certain other modifications, waivers or amendments as described in the applicable prospectus supplement.

Defeasance and Discharge; Legal Defeasance and Covenant Defeasance

Each indenture will be discharged and will cease to be of further effect as to all debt securities issued thereunder, when:

1. either:

A. all debt securities that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

B. all debt securities that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities not delivered to the trustee for cancellation for principal of, premium on, if any, interest on, the debt securities to the date of maturity or redemption;

2. in respect of clause (1)(B) of this paragraph, no event of default has occurred and is continuing on the date of the deposit (other than an event of default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other indebtedness and, in each case, the granting of certain liens to secure such borrowings);

3. we or any guarantor has paid or caused to be paid all sums payable by it under the indenture; and

4. we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

We may, at our option at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series and all obligations of any guarantors discharged with respect to their guarantees of that series, or Legal Defeasance, except for:

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the rights of holders of outstanding debt securities of the applicable series to receive payments in respect of the principal of, premium on, if any, interest on, such debt securities when such payments are due from the trust referred to below;

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our obligations with respect to the debt securities of the applicable series concerning issuing temporary debt securities, registering the transfer and exchange of debt securities, replacing mutilated, destroyed, lost or stolen debt securities and maintaining an office or agency for presentation of debt securities for registration of transfer and exchange or payment and service of notices upon the Company in respect of the debt securities and the indenture;

•	the rights, powers, trusts, duties and immunities of the trustee under the applicable indenture, and our and any guarantor’s obligations in connection therewith; and

•	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of any guarantors released with respect to certain covenants to be described in the applicable indenture, or Covenant Defeasance, and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of the applicable series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

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we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of the applicable series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding debt securities of the applicable series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to such stated date for payment or to a particular redemption date;

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in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service, or the IRS, a ruling or (b) since the date of the applicable indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness), and the granting of liens to secure such borrowings);

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such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we or any guarantor is a party or by which we or any guarantor is bound; and

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we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in minimum denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with a depositary named by us and identified in a prospectus supplement with respect to that series.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, the holder will be required to pay any related taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.

If we elect to redeem the debt securities of any series, we will not be required to:

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issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under the indenture, undertakes to perform only those duties as are specifically set forth in the indenture. Upon an event of default under the indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that it might incur.

The indenture and provisions of the Trust Indenture Act of 1939 contain limitations on the rights of the trustee, should it become a creditor of us or any guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise.

The trustee may hold debt securities and is permitted to engage in other transactions with us and any of our subsidiaries or affiliates; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check, which we will mail to the holder or by wire transfer to certain holders. The trustee will initially act as paying agent and registrar. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

Subject to applicable escheatment laws, any money deposited with the trustee or any paying agent, or then held by us, in trust for the payment of the principal of, premium on, if any, or interest on any debt security and remaining unclaimed for two years after such principal, premium, if any, or interest, has become due and payable shall be paid to us on our request or (if then held by us) will be discharged from such trust; and the holder of such debt security will thereafter be permitted to look only to us for payment thereof and all liability of the Trustee shall cease.

Governing Law

The indenture, the debt securities and any guarantees thereunder will be governed by and construed in accordance with the laws of the State of New York.